Exhibit 99.2

THIRD AMENDMENT TO
THE LIBERTY CORPORATION
RETIREMENT AND SAVINGS PLAN
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2002

     The Liberty Corporation Retirement and Savings Plan as Amended and Restated Effective January 1, 2002 (the “Plan”) is hereby amended as follows effective as of January 1, 2004, except as otherwise specified herein:

1.

     Section 4.2 of the Plan is amended by deleting the existing provision and by substituting the following:

     “Section 4.2 Employee Deferrals.

(a)	A Qualified Employee who has met the requirements of Section 3.1 or 3.2 may elect to defer whole percentages between 1% and 13% of his Compensation during the Plan Year for which the election is being made, provided, however, that the aggregate amount of deferrals made pursuant to this Section 4.2(a) and Employee after-tax contributions made pursuant to Section 4.6 shall not exceed 13% of the Employee’s Compensation for the Plan Year. Such election shall be effective as of the Entry Date after the election is processed by the Plan Administrator and shall remain in effect until revised or revoked.

Notwithstanding the preceding paragraph, each Qualified Employee who is eligible to make a deferral election but who has not made a deferral election (including an election not to make elective deferrals) that is in effect on the date on which the Qualified Employee completes one Qualifying Year of Service shall automatically be enrolled in the Plan at a deferral rate of 3% of Compensation beginning on the first Entry Date coincident with or next following the date on which the Qualified Employee completes one Qualifying Year of Service. A Participant who has been automatically enrolled in the Plan pursuant to the preceding sentence may make an affirmative election to cease making further elective deferrals under the Plan or may change his deferral percentage as provided in Section 4.2(c) below.

(b)	On and after January 1, 2004, a Participant who has attained or will attain age 50 before the end of the Plan Year for which the election is being made may elect to defer additional whole-dollar amounts of Compensation (‘catch-up contributions’) during the Plan Year in accordance with and subject to the limitations of Code Section 414(v). Such catch-up contributions shall not, when added to the Participant’s elective deferrals made pursuant to Section 4.2(a) and after-tax contributions made pursuant to Section 4.6, exceed 100% of the Participant’s Compensation for the Plan Year. A Participant’s catch-up contributions for a Plan Year, determined as of the end of such Plan Year in accordance with Code Section 414(v), shall not exceed the dollar limit provided in Code Section 414(v)(2) in effect for the taxable year. In addition, such catch-up contributions shall not be taken into account to the extent provided under Code Section 414(v) for purposes of the limitations in Code Section 402(g) and Section 4.2(f); Sections 4.2(a) and 4.6; Code Section 415 and Section 9.4; Section 401(k)(3) and Section 4.9; and Code Section 416 and Article 10.

(c)	A Participant may change his deferral elections as of any Entry Date. A Participant may suspend his deferral elections as of the beginning of any subsequent pay period. The Plan Administrator shall have the discretion to make such rules as he desires regarding the form and timing of deferral elections, changes in such elections, the revocation of such elections and any limitations on deferrals necessary to ensure that all required withholdings can be made from a Participant’s Compensation.

(d)	Notwithstanding the foregoing provisions of this Section 4.2, a Participant who has received a hardship distribution described in Section 8.8 shall not be eligible to make deferrals, including catch- up contributions, during the six-month period beginning on the date of distribution.

(e)	Deferrals made pursuant to Section 4.2(a) and 4.2(b) shall be paid to the Trustee, credited to the Participant’s Employee Deferral Account and subject to the Plan’s terms regarding amounts held in such account.

(f)	A Participant’s deferrals to the Plan pursuant to Section 4.2(a) and to any other qualified plan maintained by the Employer during any calendar year shall not exceed the dollar limitation contained in Code Section 402(g) (as adjusted pursuant to Code Section 402(g)(4)) for the calendar year. Any deferrals distributed pursuant to Section 9.4 shall be disregarded in determining whether the Code Section 402(g) limitation (as adjusted) has been exceeded.

A Participant who participates in more than one cash or deferred arrangement may assign to the Plan any deferrals made during a taxable year that exceed the Code Section 402(g) limitation (as adjusted) by notifying the Plan Administrator in writing, on or before April 1 of the year following the year in which the deferral was made, of the amount of such excess deferral to be assigned to the Plan. Notwithstanding any other provision of the Plan, the excess deferrals assigned to the Plan, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant who assigned such excess deferrals to the Plan for the preceding year.

The income or loss allocable to excess deferrals shall be calculated under the same method used in Section 9.3 to allocate income or loss to a Participant’s accounts. Alternately, the Plan Administrator may elect to calculate the income or loss allocable to excess deferrals by multiplying the income or loss allocable to the Participant’s Employee Deferral Account for the Participant’s taxable year (or up to the date of distribution, as designated by the Plan Administrator) by a fraction, the numerator of which is the Participant’s excess deferrals for the year and the denominator of which is the balance of the Participant’s Employee Deferral Account at the beginning of the taxable year plus the Participant’s deferrals for the taxable year (up to the date of distribution, as designated by the Plan Administrator). Notwithstanding the preceding sentence, if the date of distribution is after the end of the Participant’s taxable year, the Plan Administrator may elect to calculate the income or loss attributable to the period between the end of the taxable year and the date of distribution by using the method described in the preceding sentence to calculate the income or loss to the end of the Participant’s taxable year and then multiplying 10% of the result of that calculation by the number of calendar months that elapsed since the end of the taxable year. For purposes of calculating the number of calendar months that have elapsed since the end of the taxable year, a corrective distribution that is made on or before the fifteenth day of the month is treated as made on the last day of the preceding month. A distribution made after the fifteenth day of the month is treated as made on the first day of the next month. Whichever method of calculating income or loss on excess contributions is used, it must be used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year.

The amount of a Participant’s excess deferrals that must be distributed for a taxable year pursuant to this Section 4.2(f) shall be reduced by any Excess Contributions previously distributed with respect to the Participant for the Plan Year beginning with or within such taxable year.”

2.

     Section 4.3 of the Plan is amended by deleting the first, second and third paragraphs of the existing provision and by substituting the following:

          “For each payroll period in each Plan Year, the Employer may contribute an amount that will equal a percentage of some or all of the Compensation deferred pursuant to Section 4.2 by Participants who have completed at least one Qualifying Year of Service during such payroll period. The amount and any limitations on any such matching contributions shall be determined by the Board for each Plan Year.

            Notwithstanding the foregoing, the Employer shall not make any matching contribution with respect to a Participant’s deferrals that the Participant designates as catch up contributions pursuant to Section 4.2(b) at the time such contributions are made or that the Plan Administrator determines are catch-up contributions under Code Section 414(v) as of the last day of the Plan Year. If, following the end of the Plan Year, the Plan Administrator determines that any matched Employee deferral is a catch-up contribution pursuant to Code section 414(v), the Employer matching contribution attributable to such deferral shall be forfeited as of the time such determination is made.

            If, following the end of the Plan Year, the Plan Administrator determines that some or all of the Participant’s deferrals that the Participant designated as catch-up contributions for the Plan Year are not catch-up contributions under Code Section 414(v) and the terms of the Plan, the Employer shall contribute to the Trust the matching contribution, if any, that would have been made if the Participant had not designated such deferrals as catch-up contributions. If the Plan Administrator determines that only a portion of the Participant’s deferrals that were designated by the Participant as catch-up contributions are not catch-up contributions, amounts designated by the Participant as catch-up contributions will be treated, for purposes of the Employer matching contribution, as regular deferrals pursuant to Section 4.2(a) in the order the amounts designated as catch-up contributions were contributed to the Plan. Such determination and Employer matching contributions shall be made as soon as practicable after the end of the Plan Year.

     As of the Adjustment Date on which an Employer matching contribution is made, the Employer Matching Contribution Account of each Participant on whose behalf a matching contribution was made shall be credited with the matching contribution made on such Participant’s behalf. Forfeitures attributable to Employer matching contributions shall be used first to restore any previously-forfeited Employer Matching and Discretionary Contribution Accounts pursuant to Section 8.7, and any remaining such forfeitures shall be used to offset Employer discretionary contributions made pursuant to Section 4.4.”

3.

     Section 4.4 of the Plan is amended by adding the following at the end of the existing provision:

     “Forfeitures attributable to Employer discretionary contributions shall be used first to restore any previously-forfeited Employer Matching and Discretionary Contribution Accounts pursuant to Section 8.7, and any remaining such forfeitures shall be used to offset Employer discretionary contributions.”

4.

     Section 4.9 of the Plan is amended by deleting the fourth and fifth full paragraphs of the existing provision and by substituting the following:

     “If the Actual Deferral Percentage test is not met currently or on a projected basis, the Plan Administrator may ask Eligible Employees who are Highly Compensated Employees if they wish to decrease their deferral elections under Section 4.2(a) and/or may ask all other Participants if they wish to increase their deferral elections under Section 4.2(a). If the Actual Deferral Percentage test is not satisfied after these voluntary adjustments are made, the Plan Administrator shall have the right to reduce the amount of such deferral elections of Eligible Employees who are Highly Compensated Employees in an equitable manner. Any reduction of the amount to be deferred by Eligible Employees who are Highly Compensated Employees will apply only to the particular Plan Year or remainder of such Plan Year for which the deferrals under the Plan fail or may fail to satisfy the Actual Deferral Percentage test.

     If voluntary and involuntary adjustments during the Plan Year do not bring the Plan into compliance with the Actual Deferral Percentage test, the Excess Contributions allocated to each Highly Compensated Employee, and income and earnings allocable thereto, shall (A) with respect to a Participant who, for the Plan Year, was eligible to make catch-up contributions pursuant to Section 4.2(b) and did not contribute the maximum permissible catch-up contributions under Code Section 414(v), be recharacterized as catch-up contributions and earnings and income allocable thereto in accordance with, and subject to the limitations of, Code Section 414(v), and (B) to the extent not recharacterized pursuant to clause (A), be distributed to the affected Participant. Such recharacterization or distribution must take place after the close of the Plan Year in which the Excess Contribution arose and within twelve months after the close of the Plan Year. Any Employer matching contributions made with respect to deferrals that are recharacterized or distributed pursuant to this Section 4.9 shall be forfeited.”

5.

     Section 4.9 of the Plan is further amended by deleting the seventh, eighth and ninth full paragraphs of the existing provision and by substituting the following:

     “Notwithstanding the preceding sentence, the Plan Administrator may elect to calculate the income or loss for the gap period by using the method described in the preceding sentence to calculate the income or loss for the Plan Year and then multiplying 10% of the result of that calculation by the number of calendar months that elapsed since the end of the Plan Year. For purposes of calculating the number of calendar months that have elapsed since the end of the Plan Year, a recharacterization of an Excess Contribution as a catch-up contribution or a corrective distribution that is made on or before the fifteenth day of the month is treated as made on the last day of the preceding month. Such a recharacterization or distribution that is made after the fifteenth day of the month is treated as made on the first day of the next month. Whichever method of calculating income or loss on Excess Contributions is used, it must be used consistently for all Participants and for all recharacterizations and corrective distributions under the Plan for the Plan Year.

     The Plan Administrator may elect to treat a portion of the Employee deferrals as matching contributions for purposes of the Actual Contribution Percentage test under Section 4.10, so long as the Actual Deferral Percentage test is met both with and without the use of such Employee deferrals.

     The amount of a Participant’s Excess Contributions to be recharacterized as catch-up contributions or distributed pursuant to this Section for a Plan Year shall be reduced by any excess deferrals previously distributed to the Participant for the Participant’s taxable year ending with or within such Plan Year.”

6.

     Section 4.10 of the Plan is amended by deleting the first sentence of the last paragraph of the existing provision and by substituting the following:

     “Notwithstanding anything in the Plan to the contrary, to the extent a matched Employee deferral must be distributed to comply with the requirements of Sections 4.2 or 4.9 or is determined to be a catch-up contribution pursuant to Code section 414(v), the Employer matching contribution attributable to such deferral must be forfeited at the time of such distribution or determination, unless it is an Excess Contribution or Excess Aggregate Contribution.”

7.

     Section 5.3 of the Plan is amended effective as of January 1, 2003 by deleting the last paragraph of the existing provision.

8.

     Section 5.9 of the Plan is amended effective as of January 1, 2003 by deleting subsections (b) and (c) of the existing provision and by substituting the following:

“(b)	Subject only to the provisions of Section 5.12, the requirements of this subsection (b) shall apply to the distribution of any benefit under the Plan and shall take precedence over any inconsistent provisions of the Plan All distributions under this subsection will be determined and made in accordance with Code Section 401(a)(9), including the incidental death benefit requirements of Code Section 401(a)(9)(G), and the final regulations thereunder.

A Participant may elect to receive his vested benefits under the Plan at any time following termination of employment with the Employer and all Related Employers (including at any time following the time for distribution provided in (a) above) but must begin receiving benefits no later than the Participant’s Required Beginning Date, as defined below, in accordance with Code Section 401(a)(9) and the regulations thereunder. Such distribution must be made in a lump sum or in installment payments over a period not extending beyond the life expectancy of the Participant or the joint life expectancy of the Participant and his designated Beneficiary.

The Required Beginning Date of a Participant is the April 1 of the calendar year following the later of the calendar year in which the Participant (1) attains age 70 1/2 or (2) terminates employment with the Employer and all Related Employers, except that the Required Beginning Date of a Participant who is a 5% owner (as defined in Code Section 416) with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1/2 shall be the April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2.

If a Participant dies after the distribution of his vested benefits under the Plan has begun in accordance with the foregoing provisions of this subsection but before all of his vested benefits have been distributed to him, the remaining portion of his vested benefits shall be distributed at least as rapidly as under the method of distribution being used as of the date of his death.

If a Participant dies before the distribution of his vested benefits under the Plan has begun in accordance with the foregoing provisions of this subsection and the Participant has designated a Beneficiary, any portion of the Participant’s vested benefits payable to (or for the benefit of) such Beneficiary shall be distributed (1) over a period not extending beyond the life expectancy of the Beneficiary, beginning not later than December 31 of the calendar year following the calendar year of the Participant’s death, or (2) in its entirety by December 31 of the year in which occurs the five-year anniversary of the Participant’s death. If the Participant’s designated Beneficiary is the Participant’s spouse, the date on which distributions must begin under this paragraph shall not be earlier than December 31 of the calendar year in which the Participant would have attained age 70 1/2, and if such spouse dies before the distributions begin, the provisions of this subsection (b) shall be applied as if the spouse were the Participant.

If a Participant dies before the distribution of his vested benefits under the Plan has begun in accordance with the foregoing provision of this subsection and the Participant does not have a designated Beneficiary, the Participant’s vested benefits under the Plan shall be distributed by December 31 of the year in which occurs the five-year anniversary of the Participant’s death.

Notwithstanding the foregoing, for the period from December 20, 2001 to December 31, 2002, the Plan shall apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with the regulations under such section that were proposed on January 17, 2001.”

9.

     Section 6.1 of the Plan is amended effective as of January 1, 2003 by deleting the existing provision and by substituting the following:

     “Section 6.1. Death Before Distributions Begin.

       If a Participant dies before the distribution of his vested benefit under the Plan has commenced, his Beneficiary shall be entitled to receive the balance of the Participant’s vested accounts, if any, determined as of the Adjustment Date coincident with or next following his death. Such amount shall be paid to the Beneficiary in a manner selected by the Beneficiary pursuant to Section 5.3 and in accordance with Sections 5.9(b) and this Article 6.

       If the Participant’s designated Beneficiary does not survive the Participant, or if a single Participant fails to name a Beneficiary, such payments will be made to the Participant’s estate in a lump sum by December 31 of the year in which occurs the five-year anniversary of the Participant’s death. If a Beneficiary is receiving or entitled to receive payments from the Plan and dies before receiving all of the payments due him, any remaining payments shall be made to the contingent Beneficiary, if any, in a lump sum. If there is no contingent Beneficiary, the remaining payments shall be made to the estate of the Beneficiary in a lump sum, provided, however, that in the case of a spouse Beneficiary, such spouse may elect a Beneficiary to receive any remaining payments. If payment is being made to a contingent Beneficiary who dies, the remaining payments shall be made to the estate of the contingent Beneficiary in a lump sum.”

10.

     Section 6.2 of the Plan is amended effective as of January 1, 2003 by deleting the existing provision and by substituting the following:

     “Section 6.2. Death After Distributions Begin.

       If a Participant dies after the distribution of his vested benefit under the Plan has commenced, his Beneficiary shall be entitled to receive the balance of the Participant’s vested accounts, if any, determined as of the Adjustment Date coincident with or next following his death. Such amount shall be paid to the Beneficiary in accordance with the method of payment elected by the Participant pursuant to Section 5.3 and in accordance with Section 5.9(b).”

11.

     Article 7 of the Plan is amended by deleting subsection (e) of the existing provision and by substituting the following:

“(e)	Notwithstanding the above, an Employer matching contribution shall not be treated as forfeitable merely because such contribution is forfeitable if the contribution to which the matching contribution relates is treated as an excess deferral under Section 4.2(f), an Excess Contribution under Section 4.9, an Excess Aggregate Contribution under Section 4.10 or is determined by the Plan Administrator to be a catch-up contribution pursuant to Code Section 414(v).”

12.

     Section 8.5 of the Plan is amended by deleting the second paragraph of the existing provision and by substituting the following:

     “Any portion of a Participant’s Employer Matching Contribution Account and Employer Discretionary Contribution Account, which is not vested under Article 7, shall be forfeited upon the first to occur of five consecutive one-year Breaks in Service or the distribution of the Participant’s entire vested interest in all of his accounts.”

THE COMPANY:	THE LIBERTY CORPORATION

By: /s/ Martha G.Williams

Date: December 11, 2003	Title: Vice President and General Counsel

ATTEST:

/s/ Sophia G.Vergas
Assistant Secretary

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